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                                                                   Exhibit 10.10

                                  February 27, 1997

Party City Corporation
400 Commons Way
Building C
Rockaway, New Jersey 07866
Attention:  David Lauber, Chief Financial Officer

                  RE:      $20 MILLION REVOLVING LINE OF CREDIT

Dear Mr. Lauber:

                  PNC Bank, National Association (the "Bank") is pleased to advise you that we have approved a Twenty Million Dollar ($20,000,000.00) revolving line of credit facility (the "Credit Facility") to Party City Corporation (the "Borrower"). The Credit Facility will replace the existing revolving line of credit in the amount of $5 million, and is not in addition thereto. This commitment letter replaces and supersedes a previously issued commitment letter dated January 29, 1997, which has expired by its own terms and conditions. The Credit Facility is described in the Summary of Terms and Conditions that is attached to and made a part of this letter (the "Summary"). The Bank looks forward to working with you towards the closing of the Credit Facility.

                  The Summary includes only a brief description of the principal terms of the Credit Facility. The definitive terms of the Credit Facility will be documented in a Loan Agreement and the other agreements, instruments, certificates and documents called for by the Loan Agreement or which the Bank may otherwise require (together with the Loan Agreement, the "Loan Documents").

                  Although the Bank has approved the Credit Facility, the Bank's obligations are subject to several conditions. First, the Borrower must accept this letter as provided below, and must comply with all the other conditions of this letter and the Summary. After receiving the Borrower's acceptance, the definitive Loan Documents can be prepared. The Bank's obligations are conditioned on the Loan Documents being signed and delivered to the Bank in a form that is satisfactory to the Bank and its counsel. This letter is also issued subject to the statutory and other requirements by which the Bank is governed. Finally, the Bank's obligations under this letter are subject to the condition that no material adverse change occurs in the business, assets, operations, financial condition or business prospects of the Borrower or any guarantor, or with respect to any of the collateral for the Credit Facility.
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Party City Corporation
February 27, 1997
Page 2

                  The Bank will not be responsible or liable for any damages, consequential or otherwise, that may be incurred or alleged by any person or entity, including the Borrower, as a result of this commitment letter.

                  This letter is for the Borrower's benefit only, and no other person may obtain any rights under this letter or be entitled to rely or claim reliance on this letter's terms and conditions. This letter may not be assigned by the Borrower, and none of the Borrower's rights under this letter may be transferred, without the Bank's prior written consent.

                  The Borrower agrees to indemnify the Bank (and its directors, officers, employees, agents and controlling persons) against any and all claims, losses, damages, liabilities, costs and expenses (including, for example, fees and expenses of counsel and expert witnesses) which may be incurred by any of them in connection with any investigation, litigation or other proceeding relating to the Credit Facility or this letter, or the proposed use of proceeds of the Credit Facility, except for their own gross negligence or willful misconduct. The Borrower's indemnification obligations are in addition to any other liability it may otherwise have, and shall survive the termination of this letter.

                  This letter is issued in reliance on the information provided to the Bank by the Borrower in connection with the Borrower's request for the Credit Facility and in any supporting documents and material. The Bank may cancel this letter if there is any misrepresentation or material inaccuracy in that information or any failure to include material information with the loan request. The Bank's willingness to provide the Credit Facility is subject to its satisfaction with the business, assets, operations, condition and prospects of the Borrower and with the results of such other or further due diligence as the Bank believes appropriate. If the Bank's continuing review discloses information (whether or not previously disclosed to the Bank) which would likely have a material adverse effect on the business, assets, operations, condition or prospects of the Borrower, then the Bank, in its sole discretion, may decline to provide the Credit Facility.

                  This letter is for the Borrower's confidential use only. It may not be disclosed by the Borrower without the Bank's prior written consent to any person (including any financial institution) other than your accountants, attorneys and other advisors, and then only in connection with the transactions contemplated by this letter and on a confidential basis.

                  The Borrower and the Bank irrevocably waive any and all rights they may have to a trial by jury in any action, proceeding or claim of any nature arising out of this letter and the transactions contemplated hereby and acknowledge that the foregoing waiver is knowing and voluntary.
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Party City Corporation
February 27, 1997
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                  All out-of-pocket costs and expenses of the Bank will be paid by the Borrower from time to time upon demand, including, for example, fees and expenses of legal counsel and lien searches, recording and filing fees and taxes, incurred by the Bank in connection with the preparation, negotiation and delivery of this letter and the Loan Documents. Because the Bank will incur these expenses even if the Credit Facility is not consummated for any reason, the Borrower's expense reimbursement agreement is unconditional.

                  This letter is governed by the laws of New Jersey. No modification or waiver of any of the terms of this letter will be valid and binding unless agreed to in writing by the Bank. When accepted, this letter will constitute the entire agreement between the Bank and the Borrower concerning the Credit Facility, and shall replace all prior understandings, statements, negotiations and written materials relating to the Credit Facility.

                  To accept the terms of the Credit Facility and this letter, please sign the enclosed copy of this letter and return it to me, along with half of the commitment fee of $25,000.00, within ten (10 days from the date of this letter. The commitment fee will not be refunded for any reason, even if the Credit Facility does not close. The remaining balance of the commitment fee of $25,000.00 will be due at a loan closing. If this letter is accepted, the Loan Documents must be signed by April 30, 1997 or this letter will terminate and the Bank will have no liability or further obligation.

                  We appreciate this opportunity to provide financial services to you, and look forward to your acceptance of this letter.

                                      Very truly yours,

                                      PNC BANK, NATIONAL ASSOCIATION

                                      /s/ David M. Krietzberg
                                      ------------------------------
                                      By:      David M. Krietzberg
                                      Title:   Vice President
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Party City Corporation
February 27, 1997
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                      WITH THE INTENT TO BE LEGALLY BOUND,
                       THE ABOVE TERMS AND CONDITIONS ARE
                          HEREBY AGREED TO AND ACCEPTED


PARTY CITY CORPORATION

By: /s/ David Lauber
    ---------------------
        David Lauber


Title:   Chief Financial Officer

Date: March 3, 1997
      -------------
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Party City Corporation
February 27, 1997
Page 5

                         SUMMARY OF TERMS AND CONDITIONS


BORROWER:                 Party City Corporation ("Borrower")

BANK:                     PNC Bank, National Association

CREDIT FACILITY:          $20,000,000.00 Committed Revolving Line of Credit

USE OF PROCEEDS:          General corporate and working capital purposes for
                          expansion of company-owned retail stores.

TERMS: The Credit Facility is a three year revolver which shall mature on June 30, 2000.

REPAYMENT:                At maturity. Until maturity, the Borrower may borrow,
                          repay and reborrow unless an Event of Default occurs.

INTEREST RATES:           The Borrower will have the following interest rate
                          options:

                          1. One Half of One Percent (.50%) below the Bank's Prime Rate, fully fluctuating, calculated on a 360 day basis, and payable monthly.

                          2. LIBOR (reserve adjusted), + 1.25%, calculated on a 360 day basis and payable quarterly or on the last day of each interest period, for periods of one, two, three, or six months.

                          For fixed interest rate options, customary yield protection and prepayment cost recovery provisions will be included in the definitive loan documents.

                          During the term of the Credit Facility, the pricing under option #2 will change on a quarterly basis for new advances conditioned upon the Borrower's meeting the following Leverage test:

                          INCREMENT ABOVE LIBOR:   TOTAL LIABILITIES/TNW

                           .75%                    less than .75x
                          1.00%                    at .75x but less than 1.25x
                          1.25%                    at 1.25x but less than 1.75x
                          1.50%                    at 1.75x but less than 2.0x
                          1.75%                    at 2.0x but less than 2.25x
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Party City Corporation
February 27, 1997
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FEES:                     Closing: Fifty Thousand Dollars ($50,000.00), half of
                          which is due upon acceptance of this commitment letter as a Commitment Fee, and which is non-refundable under any circumstances, with the remaining half payable at a loan closing.

                          Unused Line Fee: One Eighth of One Percent (.125%) per annum of the average unused portion of the Line of Credit payable quarterly in arrears.

EXPENSES:                 All out-of-pocket costs and expenses incurred by the
                          Bank shall be reimbursed by the Borrower at closing and otherwise on demand. These include all filing fees and taxes and reasonable fees and expenses of the Bank's legal counsel.

COLLATERAL:               The Credit Facility will be secured by first-priority
                          perfected liens and security interests in the following collateral:

                          All personal property (both tangible and intangible) including accounts, chattel paper, documents, instruments, general intangibles, inventory and equipment of the Borrower, both now existing and hereafter acquired and arising.

GUARANTORS:               None at present. However upon the formation of any
                          subsidiary or affiliated entity, Borrower must provide a guarantee form that entity in form and substance satisfactory to the Bank within ten days of formation of such entity.

REPORTING                 (a) Monthly, unaudited financial statements within 45
REQUIREMENTS:             days of month end along with a schedule certified by
                          the either the chief executive officer or chief financial officer of Borrower setting forth for all stores in operation for at least one year the amount of sales in each such store for the same month in the previous year.


                          (b) Annual audited financial statements prepared by an independent certified accountant satisfactory to the Bank within 90 days of year end long, with the accountant's Management Letter.


                          (c) A listing of new store openings with detailed address information within fifteen days from date of possession, together with UCC-1 form or forms executed by the Borrower suitable for recording in the affected jurisdiction(s).
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Party City Corporation
February 27, 1997
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                       (d) A forecast of financial statements showing
                       detailed income statement, balance sheet, and a cash flow statement information for each year of the Credit Facility within 45 days of year end. Details of expected store openings, capital expenditures, and financing needs shall also be included in the projections presentation.

COVENANTS:            Financial Covenants are expected to include but may
                      not be limited to:

                      1.       CURRENT RATIO

                      Minimum Current Ratio of 1.25:1.0 at all times.

                      2.       Funded Debt to Operating Cash Flow:

                      Borrower shall not permit the ratio of its Funded Debt to its Operating Cash Flow (EBITDA), measured at any time on the basis of the preceding twelve months, to be greater than 2.25:1.0.

                      3.       Interest Coverage Ratio:

                      Borrower shall not permit the ratio of EBIT to total Interest Expense measured at any time on a rolling four quarter basis, to be less than 4.0 to 1.0.

                      4.       Minimum Tangible Net Worth

                      The Borrower's Tangible Net Worth shall increase annually from the base period of September 30, 1996 of $20,300,000 by the greater of $1,000,000 or 50% of after-tax earnings.

                      5.       Limitations on Capital Expenditures
                               ("CAPEX"):

                      Borrower shall not make Capital Expenditures in any Fiscal Year aggregating in excess of:

                      $15,000,000 for the Fiscal Year ending December 31, 1997* $20,000,000 in any Fiscal Year thereafter.
                      *Additional levels of CAPEX shall be allowed during Fiscal Year 1997 to account for the acquisition of six retail franchise stores ("Family-owned stores").
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Party City Corporation
February 27, 1997
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                          Each year's unused CAPEX in amounts up to Three
                          Million Dollars ($3,000,000) can be carried into the following year only for additional availability in that subsequent year.

                          In addition to the above, an independent CAPEX allowance of Three Million Dollars ($3,000,000) over the term of the Credit Facility shall be made available solely for the acquisition of existing franchise stores, provided further that the aggregate purchase shall not exceed Four Million Dollars ($4,000,000.00) over said term.

                          CAPEX above those limits may be permitted only to the extent of the net cash proceeds of new equity offerings.

                          6.       Total Liabilities/Tangible Net Worth ("TNW")

                          Period                                               Total Liabilities/TNW
                          ------                                               ---------------------
                          Annually during the period from July 1               Maximum of 2.25 to 1.0
                          through December 31.
                          Annually during the period from January              Maximum of 1.75 to 1.0
                          1 through June 30.

                          Other covenants are expected to include but may not be limited to:

                          (a)      Limitation on sales of assets.

                          (b)      Restriction on loans, advances and
                                   investments.

                          (c) Limitations on additional indebtedness, liens and leases.

                          (d)      Prohibition against distributions to
                                   shareholders.

                          (e)      Prohibition on change in business.

                          (f)      Prohibition on change of control.

                          (g)      Prohibition on unapproved mergers and
                                   acquisitions.
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Party City Corporation
February 27, 1997
Page 9

Documentation:            Loan Documents in form and substance satisfactory to
                          the Bank must be executed and delivered containing representations, warranties, covenants, indemnities, conditions to lending, events of default and other provisions as are appropriate in the Bank's opinion and specified by the Bank. The Borrower's counsel shall deliver an opinion to the Bank at closing addressing such matters relating to the Borrower and this transaction as the Bank may request, and satisfactory to the Bank as to form and substance.

Miscellaneous:            New Jersey law governing. Consent to New Jersey
                          jurisdiction. Waiver of jury trial.